Exhibit 99.1

                                 MUTUAL RELEASE

This Mutual Release ("Release"), is executed this 6th day of June, 2007, by and between, Mark Poulsen (hereinafter referred to as "Poulsen"), and Fit For Business International, Inc. and any and all affiliates (hereinafter "FFB").

                                    RECITALS:

WHEREAS, Poulsen has been the Chief Executive Officer of FFB under an employment agreement dated November 29, 2004 (the "Employment Agreement"); and


WHEREAS, Poulsen and FFB have agreed to rescind the Employment Agreement pursuant to a mutual rescission agreement (the "Mutual Rescission Agreement").

                                   WITNESSETH:

NOW THEREFORE, for and in consideration of the payment of One Dollar ($1.00), and other good and valuable consideration, in hand paid, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Poulsen hereby releases and forever discharges FFB, the officers, directors, employees, and affiliates of FFB from any and all claims, demands, judgments, proceedings, causes of action, orders, obligations, contracts, agreements, liens, accounts, costs and expenses (including attorney's fees and court costs), debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, matured or unmatured, both at law (including federal and state securities laws) and in equity, which Poulsen or any of his respective affiliates now have, have ever had against FFB arising contemporaneously with or prior to the date of this Release in connection with the Employment Agreement or on account of or arising out of any matter, cause, event or omission occurring in connection with the Employment Agreement contemporaneously with or prior to the date of this Release exclusive of any provisions included in the Mutual Rescission Agreement.

         Poulsen hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against FFB based upon any matter purported to be released hereby.

         2. FFB hereby releases and forever discharges Poulsen from any and all claims, demands, judgments, proceedings, causes of action, orders, obligations, contracts, agreements, liens, accounts, costs and expenses (including attorney's fees and court costs), debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, matured or unmatured, both at law (including federal and state securities laws) and in equity, which FFB or any of FFB's respective affiliates now have, have ever had against Poulsen arising contemporaneously with or prior to the date of this Release in connection with the Employment Agreement or on account of or arising out of any matter, cause, event or omission occurring in connection with the Employment Agreement contemporaneously with or prior to the date of this Release.

         FFB hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against Poulsen based upon any matter purported to be released hereby.

         3. The provisions of this Agreement must be read as a whole and are not severable and/or separately enforceable by either party hereto.

         4. Facsimile execution and delivery of this Release is legal, valid and binding for all purposes.

IN WITNESS WHEREOF, the undersigned have executed this Release in as of day first set forth above.

FIT FOR BUSINESS INTERNATIONAL, INC.

By:  /s/ Mark Poulsen                        June 6, 2007
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Print: Mark Poulsen, CEO                     Date



ACCEPTED AND AGREED:

By:  /s/ Mark Poulsen                        June 6, 2007
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Print: Mark Poulsen                          Date